Exhibit 99.1

(EntreMed Logo)

FOR IMMEDIATE RELEASE:	CONTACT:
April 25, 2003	Amy Finan
10:26 am EDT	Director, Corporate Communications
& Industry Relations
240.864.2640 or 240.413.3300

ENTREMED TO CLOSE $10.25 MILLION EQUITY DEAL

     Rockville, MD – April 25, 2003 – EntreMed, Inc. (NASDAQ: ENMD), a biopharmaceutical company focusing on the research and product development of small molecules, today announced it has reached an agreement with institutional investors to sell 4.1 million shares of common stock for approximately $10.25 million in gross proceeds. The net proceeds will be used to further the clinical development of EntreMed’s lead drug candidate Panzem® (for various types of cancer), and to continue preclinical research with compounds in its small molecule and peptide programs. Upon completion of the sale, EntreMed will issue warrants to purchase an additional 1.025 million shares at an exercise price of $3.375 per share.

     The shares and warrants will be offered through a prospectus supplement to EntreMed’s effective shelf registration statement, upon completion of final documents.

About EntreMed
 EntreMed, Inc. is a clinical-stage biopharmaceutical company developing therapeutics that target abnormal blood vessel growth and inflammatory and apoptotic pathways associated with over 80 diseases such as cancer, blindness and atherosclerosis. The Company’s clinical drug candidates, led by the small molecule Panzem®, have shown a strong safety profile with neither toxicity nor clinically significant side effects reported to date. Further, doctors have reported tumor regression and disease stabilization in some clinical patients that have received EntreMed drug candidates. The Company also has a rich pipeline of compounds, consisting primarily of small molecules, peptides and small molecule peptido-mimetics, in preclinical development. These compounds target processes that occur in a wide variety of diseases by inducing apoptosis, as well as inhibiting inflammatory and angiogenic pathways. For further information, visit EntreMed’s web site at www.entremed.com.

Forward Looking Statements
 This release contains, and other statements that EntreMed may make may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are typically identified by words or phrases such as “believe,” “feel,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “target,” “assume,” “goal,” “objective,” “plan,” “remain,” “seek,” “trend,” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may,” or similar expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and EntreMed assumes no duty to update forward-looking statements. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in EntreMed’s Securities and Exchange Commission filings under “Risk Factors,” including risks relating to EntreMed’s need for additional capital and the uncertainty of additional funding, the early stage of products under development; uncertainties relating to clinical trials; dependence on third parties; future capital needs; and risks relating to the commercialization, if any, of the Company’s proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks).

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